Exhibit 99.1

July 28, 2016 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2016

NORTH LIBERTY, IOWA - July 28, 2016 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2016.

Three months ended June 30, 2016 highlights included:

•	Net Income of $16.4 million, Earnings per Share of $0.20, and Operating Revenue of $160.8 million,

•	Net Income increased 13.8% sequentially to 1st quarter of 2016,

•	Operating Ratio of 84.8% and 83.2% Non-GAAP Adjusted Operating Ratio(1).

Six months ended June 30, 2016 highlights included:

•	Net Income of $30.7 million, Earnings per Share of $0.37, and Operating Revenue of $323.6 million,

•	Cash generated from operations was $77.9 million,

•	Cash balance of $77.6 million, a $44.4 million increase since December 31, 2015,

•	Operating Ratio of 86.2% and 84.8% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Throughout the first half of 2016 we continued to experience downward pressure on freight rates due to the softness in freight volumes resulting from the available capacity in the industry. Typically, freight volumes improve during the second quarter as compared to the first three months of the year but that has not been our experience during 2016 as freight volumes didn't improve until mid-June. During this time, our commitment and dedication to on-time service for our customers has helped carry us through the current freight rate pressures. We remain committed and focused to returning our operating ratio to the low 80’s and we've now delivered four consecutive quarters of improvement, excluding gains on disposals of property and equipment, which tend to be volatile based on timing of fleet upgrades. Further, we were able to generate another quarter of solid cash flows from operations, which allowed us to increase our cash reserves and pay for capital expenditures while remaining debt free. This foundation of financial discipline allows us to maintain a fleet of tractors and trailers equipped with the latest technology available in the industry."

Financial Results

Heartland Express ended the second quarter of 2016 with net income of $16.4 million, compared to $23.3 million in the second quarter of 2015. Basic earnings per share were $0.20 during the quarter compared to $0.27 earnings per share in the second quarter of 2015. Operating revenues were $160.8 million, compared to $191.7 million in the second quarter of 2015. Operating revenues for the quarter included fuel surcharge revenues of $15.3 million compared to $25.7 million in the same period of 2015, a $10.4 million decrease. Operating revenues decreased 12.4% excluding the impact of fuel surcharge revenues primarily due to lower miles driven due to softer freight volumes in the second quarter compared to the same period in 2015. Operating income for the three-month period decreased $5.2 million as a result of lower gains on disposal of property and equipment from lower trade volumes. The Company posted an adjusted operating ratio(1) of 83.2% and a 10.2% net margin (net income as a percentage of operating revenues) in the second quarter of 2016 compared to 78.5% and 12.2%, respectively in the second quarter of 2015.

For the six month period ended June 30, 2016, the Company recorded net income of $30.7 million, compared to $40.9 million in the same period of 2015. Basic earnings per share were $0.37 compared to $0.47 earnings per share in the same period of 2015. Operating revenues were $323.6 million, compared to

$379.2 million in the same period of 2015. Operating revenues included fuel surcharge revenues of $28.4 million compared to $51.8 million in the same period of 2015, a $23.4 million decrease. Operating revenues decreased 9.9% excluding the impact of fuel surcharge revenues. Operating income for the six-month period decreased $14.0 million as a result of lower gains on disposal of property and equipment from lower trade volumes. The Company posted an adjusted operating ratio(1) of 84.8% and a 9.5% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2016 compared to 80.5% and 10.8%, respectively in 2015.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2016, the Company had $77.6 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $194.5 million in available borrowing capacity on the line of credit at June 30, 2016 after consideration of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $742.1 million and stockholders' equity of $483.3 million.

Net cash flows from operations for the first six months of 2016 were $77.9 million. The primary use of cash during the six month period ended June 30, 2016 was $15.6 million for equipment purchases, $14.7 million for stock repurchases and $3.3 million for dividends. The average age of the Company's tractor fleet was 1.5 years as of June 30, 2016 compared to 1.7 years at June 30, 2015. The average age of the Company's trailer fleet was 4.7 years at June 30, 2016 compared to 4.5 years at June 30, 2015. The Company currently anticipates a total of approximately $40 to $50 million in net capital expenditures for the calendar year 2016. The Company ended the past twelve months with a return on total assets of 8.5% and a 13.1% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.02 per share were declared and paid during the first and second quarters of 2016. The Company has now paid cumulative cash dividends of $460.8 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-two consecutive quarters. During the six months ended June 30, 2016, 0.9 million shares of our common stock were repurchased for $14.7 million reducing outstanding shares at June 30, 2016 to 83.3 million shares. The Company has repurchased 4.7 million shares of our common stock for $88.7 million since August 2015 and a total of 10.7 million shares of common stock for approximately $169.2 million over the past five years.

Other Information

We continued to deliver award-winning service and safety to our customers. In addition to the seven customer and safety awards received during the first quarter of 2016, we received the following additional awards during the second quarter:

•	Fedex Express - Carrier of the Year (6th consecutive year and 9th time in 10 years)

•	Fedex Express - Platinum Award for On-Time Service (99.96% on-time service)

•	Winegard - Truckload Carrier of the Year

Adjusted operating ratio is a non-GAAP financial measure and is not intended to replace financial measures calculated in accordance with GAAP. This non-GAAP financial measure supplements our GAAP results. We believe that using this measure affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer or
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
OPERATING REVENUE	$160,791	$191,684	$323,577	$379,207

OPERATING EXPENSES:
Salaries, wages, and benefits	$61,524	$70,904	$126,990	$141,900
Rent and purchased transportation	6,181	9,211	12,881	18,537
Fuel	24,394	34,196	45,588	68,452
Operations and maintenance	6,969	8,379	13,607	16,512
Operating taxes and licenses	3,943	4,378	7,834	9,192
Insurance and claims	4,979	3,469	13,072	10,113
Communications and utilities	1,060	1,453	2,265	2,996
Depreciation and amortization	25,847	26,876	51,552	52,850
Other operating expenses	5,898	6,747	10,831	14,505
Gain on disposal of property and equipment	(4,511)	(9,668)	(5,800)	(19,849)

	136,284	155,945	278,820	315,208

Operating income	24,507	35,739	44,757	63,999

Interest income	109	61	184	93

Interest expense	—	—	—	(19)

Income before income taxes	24,616	35,800	44,941	64,073

Federal and state income taxes	8,248	12,484	14,196	23,145

Net income	$16,368	$23,316	$30,745	$40,928

Earnings per share
Basic	$0.20	$0.27	$0.37	$0.47
Diluted	$0.20	$0.27	$0.37	$0.47

Weighted average shares outstanding
Basic	83,248	87,814	83,308	87,802
Diluted	83,319	87,967	83,390	87,966

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$77,607	$33,232
Trade receivables, net	57,009	61,009
Prepaid tires	8,793	9,584
Other current assets	11,468	8,316
Income tax receivable	7,773	7,641
Deferred income taxes, net	—	16,662
Total current assets	162,650	136,444

PROPERTY AND EQUIPMENT	676,170	671,946
Less accumulated depreciation	225,482	197,948
	450,688	473,998
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	13,051	14,013
DEFERRED INCOME TAXES, NET	4,222	—
OTHER ASSETS	11,266	11,363
	$742,089	$736,030
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$21,535	$7,516
Compensation and benefits	25,667	24,636
Insurance accruals	22,330	21,573
Other accruals	13,040	12,443
Total current liabilities	82,572	66,168
LONG-TERM LIABILITIES
Income taxes payable	12,433	16,228
Deferred income taxes, net	94,337	112,118
Insurance accruals less current portion	61,420	59,435
Other long-term liabilities	8,000	12,153
Total long-term liabilities	176,190	199,934
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2016 and 2015; outstanding 83,279 in 2016 and 84,115 in 2015, respectively	907	907
Additional paid-in capital	3,378	4,126
Retained earnings	603,361	575,948
Treasury stock, at cost; 7,410 in 2016 and 6,574 in 2015, respectively	(124,319)	(111,053)
	483,327	469,928
	$742,089	$736,030

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating income, operating ratio, and adjusted operating ratio reconciliation (a)
(In thousands)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating revenue	$160,791	$191,684	$323,577	$379,207
Less: Fuel surcharge revenue	15,341	25,705	28,434	51,809
Operating revenue, excluding fuel surcharge revenue	145,450	165,979	295,143	327,398

Operating expenses	136,284	155,945	278,820	315,208
Less: Fuel surcharge revenue	15,341	25,705	28,434	51,809
Adjusted operating expenses	120,943	130,240	250,386	263,399

Operating income	$24,507	$35,739	$44,757	$63,999
Operating ratio	84.8%	81.4%	86.2%	83.1%
Adjusted operating ratio	83.2%	78.5%	84.8%	80.5%

(a) Adjusted operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue.